UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 1, 2019

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware .	1-11596 .	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On April 1, 2019, Perma-Fix Environmental Services, Inc. (the “Company”), entered into a Loan and Securities Purchase Agreement with Robert L. Ferguson as discussed below under Item 2.03 below, which is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

On April 1, 2019, the Company completed a lending transaction with Robert Ferguson (the “Lender”), whereby the Company borrowed from the Lender the sum of $2,500,000 pursuant to the terms of a Loan and Security Purchase Agreement and promissory note (the “Loan”). The Lender is a shareholder of the Company. The Lender also currently serves as a consultant to the Company’s Perma-Fix Northwest Richland subsidiary. The proceeds from the Loan are to be used for general working capital purposes. The Loan is unsecured, with a term of two years with interest payable at a fixed interest rate of 4.00% per annum. The Loan provides for monthly payments of accrued interest only during the first year of the Loan, with the first interest payment due May 1, 2019 and monthly payments of approximately $208,333 in principal plus accrued interest starting in the second year of the Loan. The Loan also allows for prepayment of principal payments over the term of the Loan without penalty. In connection with the above Loan, the Lender agreed under the terms of the Loan and a Subordination Agreement with our credit facility lender, to subordinate payment under the Loan, and agreed that the Loan will be junior in right of payment to the credit facility in the event of default or bankruptcy or other insolvency proceeding by us. In connection with the capital raising transaction described above and consideration for us receiving the Loan, the Company issued a Warrant to the Lender to purchase up to 60,000 shares of our Common Stock at an exercise price of $3.51, which was the closing bid price for a share of our Common Stock on NASDAQ.com immediately preceding the execution of the Loan and Warrant. The Warrant is exercisable six months from April 1, 2019 and expires on April 1, 2024. As further consideration for the capital raising transaction relating to the Loan, the Company also agreed to issue within 10 business day of this transaction 75,000 shares of our Common Stock to the Lender. The 75,000 shares of Common Stock, the Warrant and the 60,000 Common Stock purchase warrant will be and was issued in a private placement that was exempt from registration under Rule 506 and/or Section 4(a)(2) and 4(a)(5) of the Securities Act of 1933, as amended (the “Act”) and bear a restrictive legend against resale except in a transaction registered under the Securities Act or in a transaction exempt from registration thereunder.

Upon default, the Lender will have the right to elect to receive in full and complete satisfaction of the Company’s obligations under the Loan either: (a) the cash amount equal to the sum of the unpaid principal balance owing under the loan and all accrued and unpaid interest thereon (the “Payoff Amount”) or (b) upon meeting certain conditions, the number of whole shares of the Company’s Common Stock (the “Payoff Shares”) determined by dividing the Payoff Amount by the dollar amount equal to the closing bid price of our Common Stock on the date immediately prior to the date of default, as reported or quoted on the primary nationally recognized exchange or automated quotation system on which our Common Stock is listed; provided however, that the dollar amount of such closing bid price shall not be less than $3.51, the closing bid price for our Common Stock as disclosed on NASDAQ.com immediately preceding the signing of this loan agreement.

If issued, the Payoff Shares will not be registered and the Lender will not be entitled to registration rights with respect to the Payoff Shares. The aggregate number of shares, warrant shares, and Payoff Shares that are or will be issued to the Lender pursuant to the Loan, together with the aggregate shares of the Company’s Common Stock and other voting securities owned by the Lender as of the date of issuance of the Payoff Shares, shall not exceed the number of shares of the Company’s Common Stock equal to 14.9% of the number of shares of the Company’s Common Stock issued and outstanding as of the date immediately prior to the default, less the number of shares of the Company’s Common Stock owned by the Lender immediately prior to the date of such default plus the number of shares of our Common Stock that may be acquired by the Lender under warrants and/or options outstanding immediately prior to the date of such default.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
4.1	Loan and Securities Purchase Agreement dated April 1, 2019 between Robert L. Ferguson and Perma-Fix Environmental Services, Inc., as incorporated by reference from Exhibit 4.15 to the Company’s 2018 Form 10-K filed on April 1, 2019.

4.2	Common Stock Purchase Warrant dated April 1, 2019 for Robert L. Ferguson, as incorporated by reference from Exhibit 4.16 to the Company’s 2018 Form 10-K filed on April 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2019

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and Chief Financial Officer